Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update (ASU) 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” and ASU 2015-03, “Interest–Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”), and the effectiveness of Tenet Healthcare Corporation and subsidiaries’ internal control over financial reporting dated February 22, 2016, appearing in the Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 2, 2016